EXHIBIT 4.2

                      NOTE AND WARRANT AMENDMENT AGREEMENT


      This Note and Warrant Amendment Agreement (this "AGREEMENT") is made and entered into as of January 12, 2004, by and among Workstream Inc., a Canadian corporation (the "COMPANY"), Crestview Capital Fund, L.P. ("Fund"), Crestview Capital Fund II, L.P. ("FUND II") and Crestview Capital Offshore Fund, Inc. ("OFFSHORE").

                                    RECITALS:

      WHEREAS, on May 14, 2002, the Company sold to Fund, Fund II and Offshore 8% Senior Subordinated Convertible Notes dated May 14, 2002 in the principal amounts of Eight Hundred Sixty Thousand Dollars ($860,000), Five Hundred Twenty Thousand Dollars ($520,000) and Twenty Thousand Dollars ($20,000), respectively, (hereinafter referred to as the "FUND NOTE," the "FUND II NOTE" and the "OFFSHORE NOTE," respectively, and collectively, as the "CONVERTIBLE NOTES");

      WHEREAS, in connection with the sale of the Convertible Notes, the Company issued to each of Fund, Fund II and Offshore Common Stock Purchase Warrants dated May 14, 2002 (hereinafter referred to as the "FUND WARRANT," the "FUND II WARRANT" and the "OFFSHORE WARRANT," respectively, and collectively, as the "WARRANTS"); and

      WHEREAS, the parties hereto desire to amend (a) the Convertible Notes to provide for the automatic conversion of the outstanding amounts owed under the Convertible Notes into shares of the Company's Common Stock (the "COMMON STOCK") at a conversion price of $1.50 per share and (b) the Warrants to adjust the exercise price to $2.00 per share of Common Stock.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Amendments to Convertible Notes. Each of the Convertible Notes are hereby amended as follows:

            (a) New Section 2.4. A new section is hereby added as follows to the Convertible Notes:

                  "2.4. Automatic Conversion.

                        (a) Notwithstanding anything contained herein to the contrary, on January 12, 2004 (the "AUTOMATIC CONVERSION DATE"), the entire outstanding principal of and accrued interest on this Note as of the Automatic Conversion Date shall automatically convert, without any action by or on behalf of the Company or the Holder, into that number of shares of Common Stock determined by dividing the entire outstanding principal of and accrued interest on this Note as of the Automatic Conversion Date by $1.50 (the "NEW CONVERSION

PRICE"). No fractional shares of Common Stock shall be issued upon conversion. In lieu of any fractional shares of Common Stock to which the Holder would otherwise be entitled, Company shall pay the Holder cash in an amount equal to such fraction multiplied by the New Conversion Price.

                        (b) Promptly following the Automatic Conversion Date, the Holder shall surrender this Note to the Company for cancellation. Promptly following delivery of this Note from the Holder to the Company for cancellation, the Company shall deliver or cause to be delivered to Holder, in Holder's name, certificates representing the number of fully paid and non-assessable shares of Common Stock into which this Note has been converted in accordance with the provisions of Section 2.4(a). Subject to the foregoing provisions hereof, such conversion shall be deemed to have occurred on the Automatic Conversion Date so that Holder shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                        (c) On the Automatic Conversion Date, this Note shall be deemed paid in full and, except as set forth in Section 2.4(b), the Company shall have no further obligations hereunder.

                        (d) The shares of Common Stock issuable upon conversion of this Note may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS."

      2. Amendments to Warrants. Each of the Warrants are hereby amended as follows:

            (a) Purchase Price. The words "$3.70 per Warrant Share" contained in the first paragraph of the Warrants shall be replaced with the words "$2.00 per Warrant Share".

            (b) Deleted Sections. Each of Sections 6(c)(i), 6(c)(ii), 6(c)(iv), 6(d), 6(e), 6(f) and 6(h) of the Warrants is hereby amended by deleting such
Section in its entirety and replacing it with "[Intentionally Omitted]."

      3. Acknowledgements.



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

            (a) Each of the Company and Fund acknowledges and agrees that (i) as of the date hereof, the entire outstanding principal amount and accrued interest owed by the Company to Fund under the Fund Note is One Hundred Sixty-One Thousand Two Hundred Fifty Dollars ($161,250), (ii) as a result of the amendments herein to the Fund Note, the Company will issue One Hundred Seven Thousand Five Hundred (107,500) shares of Common Stock on the Automatic Conversion Date to Fund in satisfaction of the Fund Note and (iii) as of the date hereof, the aggregate number of shares of Common Stock issuable upon exercise of the Fund Warrant is One Hundred Ninety-One Thousand Seven Hundred Sixty-Seven (191,767) at an exercise price of $2.00 per share.

            (b) Each of the Company and Fund II acknowledges and agrees that (i) as of the date hereof, the entire outstanding principal amount and accrued interest owed by the Company to Fund II under the Fund II Note is Ninety-Seven Thousand Five Hundred Dollars ($97,500), (ii) as a result of the amendments herein to the Fund II Note, the Company will issue Sixty-Five Thousand (65,000) shares of Common Stock on the Automatic Conversion Date to Fund II in satisfaction of the Fund II Note and (iii) as of the date hereof, the aggregate number of shares of Common Stock issuable upon exercise of the Fund II Warrant is One Hundred Fifteen Thousand Nine Hundred Fifty-Two (115,952) at an exercise price of $2.00 per share.

            (c) Each of the Company and  Offshore  acknowledges  and agrees that
(i) as of the date hereof, the entire outstanding principal amount and accrued interest owed by the Company to Offshore under the Offshore Note is Three Thousand Seven Hundred Fifty Dollars ($3,750), (ii) as a result of the amendments herein to the Offshore Note, the Company will issue Two Thousand Five Hundred (2,500) shares of Common Stock on the Automatic Conversion Date to Offshore in satisfaction of the Offshore Note and (iii) as of the date hereof, the aggregate number of shares of Common Stock issuable upon exercise of the Offshore Warrant is Four Thousand Four Hundred Sixty (4,460) at an exercise price of $2.00 per share.

            (d) Each of Fund, Fund II and Offshore authorizes the Company to execute or cause the execution of one or more termination statements terminating and removing any liens, security interests or other encumbrances that Fund, Fund II, Offshore or their agent may have on the assets of the Company or any of its subsidiaries. Each of Fund, Fund II and Offshore covenants and agrees to execute or cause the execution of any and all documents necessary to terminate and remove any liens, security interests or other encumbrances that Fund, Fund II, Offshore or their agent may have on the assets of the Company or any of its subsidiaries.

      4. Representations and Warranties. Each party hereby represents and warrants to the other parties hereto as follows:

            (a) Such party has not assigned, transferred, conveyed, pledged or encumbered any of its rights or delegated any of its obligations under any of the Convertible Notes or Warrants to any person or entity.

            (b) The execution, delivery and performance of this Agreement has been duly authorized by all requisite action and will not violate or conflict with its charter or other governing documents or with any statute, order, governmental rule or regulation, or agreement, instrument or other document by which it or its properties are bound.



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

            (c) This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws or equitable principles affecting generally the enforcement of creditors' rights.

      5. Confirmation of Convertible Notes and Warrants. Except as expressly amended by this Agreement, each Convertible Note and each Warrant shall continue in full force and effect in accordance with the provisions thereof. All references in the Convertible Notes to this Agreement or words of similar import shall refer to the Convertible Notes as amended by this Agreement. All references in the Warrants to this Agreement or words of similar import shall refer to the Warrants as amended by this Agreement.

      6. Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts of law principles.

      7. Severability. In case any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

      8. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

      9. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all of the parties hereto or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

      10. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Any attempted assignment of this Agreement in violation of the terms of this Section shall be void without legal effect. None of the parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto.



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

      IN WITNESS WHEREOF and intending to be legally bound hereby, the parties hereto have executed this Note and Warrant Amendment Agreement as of the date first written above.

                               WORKSTREAM INC.




                               By: /s/ Michael Mullarkey
                                  --------------------------------
                                  Name:  Michael Mullarkey
                                  Title: Chief Executive Officer


                               CRESTVIEW CAPITAL FUND, L.P.




                               By: /s/Robert Hoyt
                                  --------------------------------
                                  Name:  Robert Hoyt
                                  Title: Managing Director

                               CRESTVIEW CAPITAL FUND II, L.P.




                               By: /s/ Robert Hoyt
                                  --------------------------------
                                  Name:  Robert Hoyt
                                  Title: Managing Director

                               CRESTVIEW CAPITAL OFFSHORE FUND, INC.




                               By: /s/ Robert Hoyt
                                  --------------------------------
                                  Name:  Robert Hoyt
                                  Title: Managing Director




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